Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "LUCIA TECHNOLOGIES, INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF APRIL, A.D. 2021, AT 1:04 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5869924 8100
SR# 20213779906

Authentication: 204671470
Date: 11-12-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:04 PM 04/23/2021
FILED 01:04 PM 04/23/2021
SR 20211425794 - File Number 5869924

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is __Lucia Technologies, Inc.__.

- **Second:** Its registered office in the State of Delaware is to be located at __919 North Market Street, STE 950__, in the City of ___Wilmington___ County of New Castle___ Zip Code 19801. The registered agent in charge thereof is ___Incorp Services, Inc.__.

  Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is ____100,000,000______ common shares with a par value of ___$0.0001___ per share and ____5,000,000___ preferred shares with a par value of ___$0.0001__ per share.

- **Fifth:** The name and mailing address of the incorporator are as follows: Name __Colin Conway__ Mailing Address__7112 Pineneedle Road, Sarasota, FL Zip Code34242

- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 23rd day of April A.D. 2021.

BY: Colin Conway (Incorporator)

NAME: Colin Conway (type or print)